Exhibit 99.1

August 5, 2014

Paycom Software Reports 39.3% Revenue Growth in the Second Quarter 2014

OKLAHOMA CITY—(BUSINESS WIRE)— Paycom Software, Inc. (“Paycom”) (NYSE: PAYC), a leading provider of a comprehensive cloud-based human capital management software solution, today announced its financial results for the quarter ended June 30, 2014.

“Our efforts to capture share of the Human Capital Management sector are paying off,” said Chad Richison, President and Chief Executive Officer of Paycom. “Our second quarter results were highlighted by revenue growth of 39.3% over the second quarter last year, and adjusted EBITDA for the second quarter of 2014, representing 18.2% of total revenues. I am very pleased with the traction that we are seeing with recent major new application launches and new application enhancements. Our footprint continues to grow, evidenced by the addition of five new sales offices in the first half of 2014. We look forward to the opportunities these new sales teams will afford Paycom in the coming months.”

Financial Highlights for the Second Quarter of 2014

Total Revenues of $33.3 million increased 39.3% compared to $23.9 million in the same period last year primarily due to the addition of clients in mature sales offices. Recurring revenues of $32.7 million also increased 39.6% from the comparable prior year period and comprised 98.2% of total revenues.

GAAP Net Income (Loss) was ($0.6) million, or ($0.01) per diluted share, compared to $0.4 million, or $0.01 per diluted share in the same period last year. The GAAP net loss for the second quarter of 2014 was due to a one-time charge of $4.0 million to retire related-party debt from the proceeds of our initial public offering (“IPO”).

Adjusted EBITDA1 was $6.1 million compared to $4.4 million in the same period last year.

Non-GAAP Net Income1 was $2.1 million, or $0.04 per diluted share, compared to $0.5 million, or $0.01 per diluted share, in the same period last year.

Annualized New Recurring Revenue (“ANRR”) was $11.5 million, up from $8.3 million for the same period last year.

Cash and Cash Equivalents were $14.0 million as of June 30, 2014.

Total Debt was $27.4 million as of June 30, 2014. This debt consisted of debt on the corporate headquarters. Paycom used the net proceeds from its IPO and existing cash in April to retire $65.0 million of outstanding debt.

[1]	Adjusted EBITDA and non-GAAP net income are non-GAAP financial measures. Please see the discussion below under the heading “Use of Non-GAAP Financial Information” and the reconciliations at the end of this release.

Business Highlights for the Second Quarter of 2014

Total Sales Teams and Offices consist of 31 sales teams in 30 offices. Paycom currently has a sales office in 25 of the 50 largest Metropolitan Statistical Areas (“MSAs”) in the United States.

Application Launches included Paycom Push Reporting, a new capability that will increase the quality, speed and efficiency with which human resource executives can populate, produce and analyze employee data generated reports. With Push Reporting companies can pull very complex reports in a very simple way.

Initial Public Offering – On April 21, 2014, Paycom successfully completed an initial public offering whereby an aggregate of 7,641,750 shares, including 4,606,882 primary shares generated net proceeds of approximately $64.3 million to Paycom. Concurrent with the IPO, Paycom retired $65.0 million of outstanding debt.

“With the completion of our IPO now behind us, and with the recent record number of office and application launches, we believe we are very well positioned to deliver rapid growth” continued Mr. Richison. “We remain squarely focused delivering robust technology solutions across our HCM suite, and expanding our national sales footprint into the significant ‘whitespace’ opportunity that remains untapped. Our outlook reflects our confidence in our ability to execute against our strategic approach of transforming the payroll and human resources industry. Paycom is a SaaS HCM provider that offers a single-database platform for the entire employment life cycle, a key differentiator that sets us apart.”

Financial Outlook

Paycom provides the following expected financial guidance for the quarter ending September 30, 2014, and year ending December 31, 2014:

Third Quarter 2014

Total Revenues in the range of $34 million to $35 million.

Adjusted EBITDA in the range of $4.5 million to $5.5 million.

Fiscal Year 2014

Total Revenues in the range of $143 million to $145 million.

Adjusted EBITDA in the range of $22 million to $24 million.

We have not reconciled the Adjusted EBITDA range for the quarter ending September 30, 2014 or the year ending December 31, 2014 to net income (loss) because applicable information for future periods, on which this reconciliation is based, is not readily available due to uncertainty regarding, and the potential variability of, depreciation and amortization, interest expense, taxes, stock-based compensation expense and other items. Accordingly, a reconciliation of these Adjusted EBITDA ranges to net income are not available at this time without unreasonable effort.

Use of Non-GAAP Financial Information

To supplement our financial information presented in accordance with generally accepted accounting principles in the United States (“GAAP”), we consider and have included certain non-GAAP financial measures in this press release, including EBITDA, Adjusted EBITDA and non-GAAP net income. We use earnings before interest, taxes, depreciation and amortization (“EBITDA”), Adjusted EBITDA and non-GAAP net income, as supplemental measures to review and assess our performance and planning purposes. We define: (i) EBITDA as net income, plus interest expense, taxes and depreciation and amortization, (ii) Adjusted EBITDA as net income, plus interest expense, taxes, depreciation and amortization, stock-based compensation expense, net loss on early extinguishment of debt and certain transaction expenses that are not core to our operations and (iii) non-GAAP net income as pro forma net income plus tax adjusted stock-based compensation expense, tax adjusted net loss on early extinguishment of debt and certain tax adjusted transaction expenses that are not core to our operations. EBITDA, Adjusted EBITDA and non-GAAP net income are metrics that we believe are useful to investors in evaluating our performance and facilitating comparison with other peer companies, many of which use similar non-GAAP financial measures to supplement results under GAAP.

EBITDA, Adjusted EBITDA and non-GAAP net income are not measures of financial performance under GAAP, and should not be considered a substitute for net income (loss) or pro forma net income (loss), as applicable, which we consider to be the most directly comparable GAAP measures. EBITDA, Adjusted EBITDA and non-GAAP net income have limitations as analytical tools, and when assessing our operating performance, you should not consider EBITDA, Adjusted EBITDA and non-GAAP net income in isolation, or as a substitute for “Net income (loss),” “Pro forma net income (loss)” or other Condensed Consolidated Statements of Income data prepared in accordance with GAAP. EBITDA, Adjusted EBITDA and non-GAAP net income may not be comparable to similar titled measures of other companies and other companies may not calculate such measures in the same manner as we do.

Conference Call Details:

In conjunction with this announcement, Paycom will host a conference call today, August 5, 2014 at 5:00 p.m. Eastern Time to discuss the company’s financial results. To access this call, dial (888) 317-6003 (domestic) or (412)-317-6061 (international) with conference ID 0376659. A live webcast, as well as the replay of the conference call will be available on the Investor Relations page of the company’s website at http://investors.paycom.com. A replay of this conference call can also be accessed by dialing (877)-344-7529 (domestic) or (877)-344-7529 (international) until August 20, 2014.

About Paycom

As a leader in payroll and HR technology, Oklahoma City-based Paycom redefines the human capital management industry by allowing companies to effectively navigate a rapidly changing business environment. Its cloud-based software solution is based on a core system of record maintained in a single database for all human capital management functions, providing the functionality that businesses need to manage the complete employment lifecycle, from recruitment to retirement. Paycom serves businesses of all sizes and in every industry. As one of the leading human capital management providers, Paycom serves clients in all 50 states and has sales offices in 30 major cities across the nation.

Forward-Looking Statements

Certain statements in this press release are, and certain statements on the teleconference call may be, forward looking statements within the meaning provided under the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are made only as of the date hereof. These statements involve known and unknown risks and uncertainties that may cause Paycom’s actual results to differ materially from those stated or implied by such forward-looking statements, as a result of various risks and uncertainties including: changes in the demand for our solution, pricing changes and the impact of competition; changes in technology; our ability to attract, hire and retain skilled employees; our ability to attract and retain clients and increase the number of applications utilized by our clients; our ability to develop and market new applications, improve our existing applications and increase the value of our solution; our ability to maintain or increase our revenues and revenue growth rate; the sufficiency of our cash and cash equivalents and cash generated from operations to meet our working capital and capital expenditure requirements; changes in laws regulating payroll taxes and employee benefits; the possibility of a security breach that disrupts operations or exposes client confidential data; and potentially unfavorable outcomes related to pending legal matters.

Other factors that may cause such differences include, but are not limited to, those discussed in our periodic filings with the Securities and Exchange Commission, including those discussed in the prospectus filed with the Securities and Exchange Commission on April 15, 2014, and in particular the section entitled “Risk Factors” of the prospectus. Paycom undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by applicable securities laws.

Paycom Software, Inc.

Condensed Consolidated Balance Sheets

(in thousands, except share amounts)

(unaudited)

	June 30,	December 31,
	2014	2013
Assets
Current assets:
Cash and cash equivalents	$13,968	$13,362
Restricted cash	370	369
Accounts receivable	906	1,705
Prepaid expenses	1,615	2,133
Inventory	519	578
Income tax receivable	15	150
Deferred tax assets	3,470	3,672

Current assets before funds held for clients	20,863	21,969
Funds held for clients	315,629	455,779

Total current assets	336,492	477,748
Property, plant and equipment, net of accumulated depreciation of $14.1 million and $11.5 million, respectively	45,358	38,671
Deposits and other assets	554	461
Goodwill	51,889	51,889
Intangible assets, net of accumulated amortization of $11.3 million and $10.5 million, respectively	5,902	6,709

Total assets	$440,195	$575,478

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,620	$5,020
Accrued commissions and bonuses	1,579	3,598
Accrued payroll and vacation	3,492	3,087
Deferred revenue	1,941	1,582
Current portion of long-term debt	893	9,545
Accrued expenses and other current liabilities	3,244	4,372

Current liabilities before client funds obligation	13,769	27,204
Client funds obligation	315,629	455,779

Total current liabilities	329,398	482,983

Deferred tax liabilities	3,081	2,895
Long-term deferred revenue	13,350	10,990
Long-term debt, less current portion	26,528	11,545
Long-term debt to related parties	—	60,875
Derivative liability	—	1,107

Total long-term liabilities	42,959	87,412

Commitments and contingencies Stockholders’ equity:
Common stock, $0.01 par value (100,000,000 shares authorized, 51,041,157 and 45,708,573 shares issued and outstanding at June 30, 2014 and December 31, 2013, respectively)	510	457
Additional paid in capital	66,861	33,978
Retained earnings (accumulated deficit)	467	(29,349)

Total parent’s stockholders’ equity	67,838	5,086

Noncontrolling interest	—	(3)

Total stockholders’ equity	67,838	5,083

Total liabilities and stockholders’ equity	$440,195	$575,478

Paycom Software, Inc.

Condensed Consolidated Statements of Income

(in thousande, except share amounts)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Revenues
Recurring	$32,666	$23,394	$69,120	$50,598
Implementation and other	640	520	1,171	893

Total revenues	33,306	23,914	70,291	51,491

Cost of revenues
Operating expenses	5,757	4,353	12,049	8,787
Depreciation	608	415	1,238	826

Total cost of revenues	6,365	4,768	13,287	9,613

Administrative expenses
Sales and marketing	13,700	8,716	29,381	18,574
Research and development	937	324	1,819	779
General and administrative	8,138	6,040	17,406	12,036
Depreciation and amortization	1,072	873	2,163	1,757

Total administrative expenses	23,847	15,953	50,769	33,146

Total operating expenses	30,212	20,721	64,056	42,759

Operating income	3,094	3,193	6,235	8,732
Interest expense	(674)	(2,326)	(2,741)	(4,600)
Net loss on early repayment of debt	(4,044)	—	(4,044)	—
Other income (expense), net	587	(338)	1,356	273

Income before income taxes	(1,037)	529	806	4,405
Provision for income taxes	(444)	169	339	1,410

Net income (loss)	(593)	360	467	2,995
Net income attributable to the noncontrolling interest	—	3	—	22

Net income (loss) attributable to Paycom	$(593)	$357	$467	$2,973

Pro forma additional income tax expense	—	79	—	656

Pro forma net income (loss)	$(593)	$278	$467	$2,317

Net income (loss) per share, basic	$(0.01)	$0.01	$0.01	$0.07
Net income (loss) per share, diluted	$(0.01)	$0.01	$0.01	$0.06
Pro forma net income (loss) per share, basic	$(0.01)	$0.01	$0.01	$0.05
Pro forma net income (loss) per share, diluted	$(0.01)	$0.01	$0.01	$0.05
Weighted average shares outstanding:
Basic	50,284,362	45,621,868	48,015,577	45,241,939

Diluted	50,284,362	47,998,224	50,331,002	47,958,339

Pro forma weighted average shares outstanding:
Basic	50,284,362	45,621,868	48,015,577	45,241,939

Diluted	50,284,362	47,998,224	50,331,002	47,958,339

Paycom Software, Inc.

Condensed Consolidated Statements of Cash Flows

(in thousandes, except share amounts)

(unaudited)

	Six Months Ended June 30,
	2014	2013
Operating activities
Net income	$467	$2,995
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,401	2,583
Amortization of debt discount	74	116
Write off of debt issuance costs	4,051	—
Stock-based compensation	274	844
Change in fair value of derivative liability	(1,107)	(1)
Changes in operating assets and liabilities:
Accounts receivable	799	63
Prepaid expenses	(132)	(467)
Inventory	59	87
Deposits and other assets	(93)	(73)
Income tax receivable, net	135	—
Deferred tax assets	202	1,411
Deferred tax liabilities	186	—
Accounts payable	(2,400)	(635)
Accrued commissions and bonuses	(2,019)	(1,403)
Accrued payroll and vacation	405	262
Deferred revenue	2,719	1,644
Accrued expenses and other liabilities	(1,128)	1,480

Net cash provided by operating activities	5,893	8,906

Investing activities
Decrease in funds held for clients	140,150	38,768
Increase (decrease) in restricted cash	1	(1)
Additions to property, plant and equipment	(9,278)	(2,839)

Net cash provided by investing activities	130,873	35,928

Financing activities
Proceeds from issuance of long-term debt	6,539	—
Proceeds from Initial Public Offering	62,196	—
Payments on long-term debt	(65,207)	(197)
Decrease in client funds obligation	(140,150)	(38,768)
Incentive awards redeemed	—	(1,008)
Payments of deferred offering costs	645	—
Capital impact of reorganization	(183)	—
Distributions received from members	—	(520)

Net cash used in financing activities	(136,160)	(40,493)

Change in cash and cash equivalents	606	4,341
Cash and cash equivalents
Beginning of period	13,362	13,435

End of period	$13,968	$17,776

Paycom Software, Inc.

Breakout of Stock-based Compensation Expense

(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Stock-based compensation expense:
Operating expenses	$11	$9	$15	$213
Sales and marketing	154	28	157	51
Research and development	4	6	6	329
General and administrative	12	83	96	255

	$181	$126	$274	$848

Paycom Software, Inc.

Reconciliation of Net income (loss) to EBITDA and Adjusted EBITDA

(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Consolidated statements of income data:
Net income (loss)	$(593)	$360	$467	$2,995
Interest expense	674	2,326	2,741	4,600
Taxes	(444)	169	339	1,410
Depreciation and amortization	1,680	1,288	3,401	2,583

EBITDA	1,317	4,143	6,948	11,588
Stock-based compensation expense	181	126	274	848
Transaction expenses	523	131	1,363	131
Net loss on early extinguishment of debt	4,044	—	4,044	—

Adjusted EBITDA	$6,065	$4,400	$12,629	$12,567

Paycom Software, Inc.

Reconciliation of Pro forma net income (loss) to Non-GAAP net income

(in thousands, expect per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Consolidated statements of income data:
Pro forma net income (loss)	$(593)	$278	$467	$2,317
Tax adjusted stock-based compensation expense	104	86	159	577
Tax adjusted transaction expenses	299	89	790	89
Tax adjusted net loss on early extinguishment of debt	2,313	0	2343	0

Non-GAAP net income	$2,123	$453	$3,759	$2,983

Non-GAAP net income per share, basic	$0.04	$0.01	$0.08	$0.07
Non-GAAP net income per share, diluted	$0.04	$0.01	$0.07	$0.06
Pro Forma weighted average shares outstanding:
Basic	50,284,362	45,621,868	48,015,577	45,241,939
Diluted	52,269,300	47,998,224	50,331,002	47,958,339

Contacts

Paycom Software, Inc.

Media Contact:

Kathy Oden-Hall, 800-580-4505

CMO

Kathy.Oden-Hall@paycom.com

or

Investor Relations Contact:

855-603-1620

investors@paycom.com Source:

Paycom Software, Inc.